UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 16, 2018

SELLAS Life Sciences Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

315 Madison Avenue, 4th Floor

New York, NY 10017

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (917) 438-4353

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Aleksey Krylov as Interim Chief Financial Officer

On April 16, 2018, Sellas Life Sciences Group, Inc. (the “Registrant”) and Aleksey Krylov mutually agreed that his position as Interim Chief Financial Officer (“CFO”) of the Registrant would cease, effective April 20, 2018. Mr. Krylov agreed to remain with the Registrant until July 15, 2018 as a member of the Registrant’s finance team to assist with the transition of responsibilities to the Registrant’s incoming CFO.

Appointment of Gene Mack as Chief Financial Officer

Effective April 20, 2018, the Registrant appointed Gene Mack, age 44, as Chief Financial Officer and Treasurer of the Registrant. From June 2015 until April 2018, Mr. Mack served as a consultant to Nicox S.A. and Ascendia Pharmaceuticals, providing chief financial officer, business development and strategic advising services. From December 2013 to April 2015, Mr. Mack was Senior Director, Business Development and Corporate Finance, at Edge Therapeutics, Inc. From 2000 to 2012, Mr. Mack was a senior biotech analyst at a number of different institutions including Lazard, HSBC and Gruntal & Co.

Pursuant to a letter agreement that governs Mr. Mack’s employment with the Registrant, Mr. Mack is entitled to an annual base salary of $335,000 (subject to review and adjustment in the discretion of the board of directors or its compensation committee) and a discretionary annual cash bonus, with a target amount of up to 40% of Mr. Mack’s then-effective base salary (subject to continued employment and the achievement of certain performance objectives established by the Registrant’s board of directors or compensation committee). The employment letter agreement also provides that Mr. Mack is eligible to participate in any employee benefit plans of the Registrant of general applicability to other employees of the Registrant including, without limitation, group medical, dental, vision, disability, life insurance, and flexible spending account plans.

In connection with Mr. Mack entering into his employment letter agreement, and pursuant to the terms thereof, the Registrant granted to Mr. Mack incentive stock options to purchase up to 40,000 shares of Registrant’s common stock (the “Option”) pursuant to the Registrant’s 2017 Equity Incentive Plan with an exercise price per share equal to the closing market price of Registrant’s common stock on April 20, 2018, with vesting as follows: the Option will vest as to 25% of the shares subject to the Option on April 20, 2019, and as to 1/48th of the shares subject to the Option monthly thereafter, so that the Option will be fully vested and exercisable four (4) years from the date of grant, subject to Mr. Mack’s continued service with the Registrant through each vesting date.

Mr. Mack’s employment letter agreement does not have a specified term and either party may terminate Mr. Mack’s employment agreement by providing written notice at any time, with or without cause. The Registrant and Mr. Mack have agreed to memorialize the terms and conditions of this employment relationship in a more formal Employment Agreement in the near future, so as to definitively determine rights and obligations related to termination benefits, change of control provisions, and other customary features of executive employment agreements.

The description of Mr. Mack’s employment letter agreement included herein is not complete and is subject to and qualified in its entirety by reference to the employment letter agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

In addition, the Registrant has entered into the Registrant’s form of indemnification agreement with Mr. Mack.

ITEM 9.01.	Financial Statements and Exhibits

(d) Exhibits. The following material is filed as an exhibit to this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Employment Letter Agreement by and between SELLAS Life Sciences Group Inc. and Gene Mack, effective April 20, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELLAS Life Sciences Group, Inc.

Dated: April 20, 2018

	By:	/s/ Angelos M. Stergiou, M.D., Sc.D.
Angelos M. Stergiou, M.D., Sc.D.
President and Chief Executive Officer